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                                                                    EXHIBIT 99


HCA                                                      NEWS

--------------------------------------------------------------------------------
                                                         FOR IMMEDIATE RELEASE

INVESTOR CONTACT:                                        MEDIA CONTACT:
Mark Kimbrough                                           Jeff Prescott
(615) 344-2688                                           (615) 344-5708



                     HCA ANNOUNCES UNDERSTANDING TO RESOLVE
                  REMAINING ISSUES IN GOVERNMENT INVESTIGATION

NASHVILLE, TENN., DEC 18, 2002--HCA (NYSE: HCA) today announced the company has reached an understanding with attorneys of the Civil Division of the Department of Justice (DOJ) to recommend an agreement to settle, subject to certain conditions, the litigation brought by DOJ against the company. This resolution would include the remaining outstanding issues of cost reports and physician relations.

         The understanding, which is subject to approval by senior officials at DOJ, the execution of definitive settlement documents, the approval by DOJ of the understanding entered into between HCA and the Centers for Medicare and Medicaid Services (CMS) in March 2002, and court approval, would effectively end DOJ's investigation of the company.

         "We are pleased to have successfully negotiated a settlement to the remaining two civil issues, cost reports and physician relations," said Jack O. Bovender, Jr., Chairman and CEO of HCA. "Today, we are a stronger company with a corporate integrity agreement, a corporate compliance initiative that has set the standard for many in our industry and a culture that is focused on the delivery of quality patient care in the communities we serve."

         The understanding provides that, in exchange for releases by DOJ, the company will pay DOJ $631 million. In addition, interest would accrue on this $631 million beginning on February 3, 2003, at an interest rate of 4.5 percent.

         The company also has reached an agreement in principle with a negotiating team representing states that may have similar claims against the company. Under this agreement the company would pay $17.5 million to state Medicaid agencies to resolve any such claims.

         As a result of today's announced settlement understanding with DOJ, HCA expects to record an after-tax charge of approximately $395 million in the fourth quarter of 2002. The net after-tax cash effect on HCA is estimated to be approximately $445 million after considering the resolution of certain Medicare receivables and allowances and the related deferred taxes.



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         In addition, the company will be obligated by law to pay reasonable legal fees of the whistleblowers' attorneys. The company expects to record a charge for these fees in the fourth quarter of 2002.

         Under the previously announced CMS understanding, HCA would pay $250 million to resolve non-related outstanding Medicare cost report issues with CMS. The company previously recorded a charge for the CMS understanding in the fourth quarter of 2001.

         In accordance with the understanding, DOJ would release the company's remaining $250 million standby letter of credit to the government.





This press release contains forward-looking statements based on management's current expectations. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those anticipated in the forward-looking statements, including: (i) the ability to enter into definitive written agreements with regard to, and to consummate, the understanding with attorneys of the Civil Division of the DOJ and CMS, (ii) DOJ and court approval of the understandings, (iii) any examination by the Internal Revenue Service of the tax treatment of the settlement amounts and any related adjustments, and
(iv) other factors detailed from time to time in the Company's filings with the Securities and Exchange Commissions.

Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to "company" and "HCA" as used throughout this document refer to HCA Inc. and its affiliates.
















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